Exhibit 10.4

CAPITAL TRUST, INC.

2007 LONG-TERM INCENTIVE PLAN

Restricted Share Award Agreement

You (the “Participant”) are hereby awarded Restricted Shares subject to the terms and conditions set forth in this agreement (the “Award Agreement” or “Award”) and in the Capital Trust, Inc. 2007 Long-Term Incentive Plan (“Plan”). A copy of the Plan is attached as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, before exercising this Award. This Award is conditioned on your execution of this Award Agreement.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of Capital Trust, Inc. (the “Company”) or any Committee appointed by the Board to administer the Plan, and shall (in the absence of manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest. Capitalized terms are defined in the Plan or in this Award Agreement.

1.             Specific Terms. This portion of your Award is being granted pursuant to Section 8 of the Plan, and shall have the following terms:

Name of Participant

Number of Shares Subject to Award

Purchase Price per Share (if applicable)	Not applicable.

Award Date

Vesting

Your Award will vest at the rate of    % on each of the next       anniversaries of the Grant Date, provided that your Continuous Service has not ended before the vesting date (subject to any employment agreement between you and the Comapny); and provided further that you will become 100% vested in this Award if your Continuous Service ends due to your Retirement, your death, or your Disability.

Deferral Elections	☐ Allowed in accordance with Section 8(g) of the Plan. ☐ Not allowed.

Lifetime Transfers	☐ Allowed in accordance with Section 12(b) of the Plan. ☐ Not allowed.

2.             Accelerated Vesting; Change in Corporate Control. To the extent you have not previously vested in your rights with respect to this Award, your Award will become

☐        % vested if your Continuous Service ends due to your death or “disability” within the meaning of Section 409A of the Code;

☐        % if your Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a Change in Control.

3.             Dividends. When Shares are delivered to you or your duly-authorized transferee pursuant to the vesting of the Shares, you or your duly-authorized transferee shall also be entitled to receive, with respect to each Share delivered, (i) a number of Shares equal to the stock dividends which were declared and paid to the holders of Shares between the Award Date and the date such Share is issued, and (ii) a number of Shares having a Fair Market Value (on the date of each cash dividend payment date) equal to any cash dividends that were paid to the holders of Shares based on a record date between the Award Date and date such share is delivered. To the extent that your Continuous Service ends before vesting of the Shares, you will forfeit all dividends (whether paid in cash or in stock) attributable to all such shares.

4.             Investment Purposes. By executing this Award, you acknowledge that you are receiving and will be holding your Restricted Shares for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

5.             Issuance of Restricted Shares. Until all vesting restrictions lapse, any certificates that you receive for Restricted Shares will include a legend stating that they are subject to the restrictions set forth in the Plan and this Award Agreement. The certificates evidencing such Restricted Shares that will be issued will bear the following legend that shall remain in place and effective until all other vesting restrictions lapse and new certificates are issued:

“The sale or other transfer of the Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Capital Trust, Inc. 2007 Long-Term Incentive Plan, and in any rules and administrative procedures adopted pursuant to such Plan and in a related Award Agreement. A copy of the Plan, such rules and procedures and such Award Agreement may be obtained from the Secretary of Capital Trust, Inc.”

6.             Unvested Restricted Shares. The Company will hold all Restricted Shares in escrow until vesting occurs. You will be reflected as the owner of record on the Company’s books and records of any Shares issued pursuant to this Award Agreement. The Company will hold the stock certificates for safekeeping until such Shares have become vested and non-forfeitable. You must deliver to the Company, as soon as practicable after the date any Shares are issued, a stock power, endorsed in blank, with respect to any such Shares. If you forfeit any Shares, the stock power will be used to return the certificates for the forfeited Shares to the transfer agent for cancellation. As the owner of record of any Restricted Shares you qualify to receive pursuant to this Award Agreement, you will be entitled to all rights of a stockholder of the Company, including the right to vote Shares; subject, however, to the provisions of Section 3 hereof with respect to any cash or stock dividends that are paid between the date of this Award and your receipt of shares pursuant to a vesting event, subject in each case to the treatment of the Award upon termination of employment before the particular record date for determining stockholders of record entitled to the payment of the dividend or distribution. To the extent such a dividend is paid in stock, such stock shall be subject to the same vesting restrictions contained in Section 1.

7.             Satisfaction of Vesting Restrictions; Tax Withholding. Unrestricted shares will be issued when you complete the requirements that are necessary for you to vest in the Restricted Shares underlying this Award. As soon as practicable after the later of (i) the date on which your Award vests in whole or in part or (ii) the distribution date or dates set forth in your deferral election, the Company will issue to you or your duly-authorized transferee, free from vesting restrictions (but subject to such legends as the Company determines to be appropriate), one Share for each vested Restricted Share with such number of Shares issued to you being reduced by a number of Shares having a fair market value equal to the minimum statutory tax withholding required in connection with the vesting of your Restricted Shares. Fractional shares will not be issued, and cash will be paid in lieu thereof. Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy all applicable employment and tax-withholding obligations

8.             Section 83(b) Election Notice. If you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Shares underlying your Restricted Shares (a “Section 83(b) election”), you agree to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. Exhibit C contains a suggested form of Section 83(b) election.

9.             Designation of Death Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a death beneficiary (the “Death Beneficiary”) to your interest, if any, in this Award and any underlyng Shares. You shall designate the Death Beneficiary by completing and executing a designation of death beneficiary agreement substantially in the form attached hereto as Exhibit D (the “Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Death Beneficiary to the Company.

10.           Restrictions on Transfer of Award. If lifetime transfers are allowed under Section 1, your rights under this Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. Notwithstanding the foregoing, the Participant may transfer the Restricted Shares that are subject to this Award

(i)         by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section, or

(ii)        by gift to charitable institutions or by gift or transfer for consideration to any of the following relatives of yours (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of the following relatives of yours): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

11.           Conditions on Issuance of Shares; Transfer Restrictions. Notwithstanding any other provision of the Plan or of this Award Agreement: (i) the Committee may condition your receipt of Shares on your execution of a shareholder agreement imposing terms  generally applicable to other similarly-situated employee-shareholders; and (ii) any Shares issued pursuant to this Award Agreement shall be non-transferable except in accordance with Section 10 above, until the first day of the seventh month following the termination of your Continuous Service.

12.           Taxes. Except to the extent otherwise specifically provided in another document establishing contractual rights for you, by signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise pursuant to this Award (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes or otherwise indemnify or hold you harmless from any or all of such taxes. The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

13.           Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

14.           Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legatees, legal representatives, successors, transferees, and assigns.

15.           Modifications. This Award Agreement may be modified or amended at any time, in accordance with Section 15 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects any rights or obligations under this Award Agreement (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).

16.           Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

17.           Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

18.           Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

19.           Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

20.           Investment Purposes. By executing this Award Agreement, you represent and warrant that any Shares issued to you pursuant to your Award will be held for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent in participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

21.           Not a Contract of Employment. By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

22.           Employment Agreement Provision  [OPTION IF EMPLOYEE HAS AN EMPLOYMENT AGREEMENT]  By executing this Award, you acknowledge and agree that your rights upon a termination of employment before full vesting of this Award will be determined under Section           of your employment agreement with the Company and                                                , dated as of                                             , 20    .

23.           Securities Law Restrictions. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Award.

24.           Long-term Consideration for Award. [OPTIONAL] The terms and conditions set forth in Exhibit E are hereby incorporated by reference and made an integral part of this Award Agreement. An invalidation of all or part of Exhibit E, or your commencement of litigation to invalidate, modify, or alter the terms and conditions set forth in Exhibit E, shall cause this Award to become null, void, and unenforceable.

25.           Governing Law. The laws of the State of New York shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

[Signature page follows]

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Shares are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

CAPITAL TRUST, INC.

By:
Name:
Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant:

EXHIBIT A

CAPITAL TRUST, INC.

2007 LONG-TERM INCENTIVE PLAN

Plan Document

EXHIBIT B

CAPITAL TRUST, INC.

2007 LONG-TERM INCENTIVE PLAN

Plan Prospectus

EXHIBIT C

CAPITAL TRUST, INC.

2007 LONG-TERM INCENTIVE PLAN

Section 83(b) Election Form

Attached is an Internal Revenue Code Section 83(b) Election Form. IF YOU WISH TO MAKE A SECTION 83(B) ELECTION, YOU MUST DO SO WITHIN 30 DAYS AFTER THE DATE THE RESTRICTED SHARES COVERED BY THE ELECTION WERE TRANSFERRED TO YOU. In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return. In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election. Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service. A Section 83(b) election normally cannot be revoked.

CAPITAL TRUST, INC.

2007 LONG-TERM INCENTIVE PLAN

Election to Include Value of Restricted Shares in Gross Income

in Year of Transfer Under Internal Revenue Code Section 83(b)

Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.

1.             My General Information:

Name:

Address:

S.S.N.

or T.I.N.:

2.             Description of the property with respect to which I am making this election:

                                             shares of                         stock of (the “Restricted Shares”).

3.             The Restricted Shares were transferred to me on                                , 20    . This election relates to the 20       calendar taxable year.

4.             The Restricted Shares are subject to the following restrictions:

The Restricted Shares are forfeitable until they are earned in accordance with Section 1 of the Capital Trust, Inc. 2007 Long-Term Incentive Plan (“Plan”) Restricted Share Award Agreement (“Award Agreement”) or other Award Agreement or Plan provisions. The Restricted Shares generally are not transferable until my interest becomes vested and nonforfeitable, pursuant to the Award Agreement and the Plan.

5.             Fair market value:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $       per share.

6.             Amount paid for Restricted Shares:

The amount I paid for the Restricted Shares is $       per share.

7.             Furnishing statement to employer:

A copy of this statement has been furnished to my employer,                          . If the transferor of the Restricted Shares is not my employer, that entity also has been furnished with a copy of this statement.

8.             Award Agreement or Plan not affected:

Nothing contained herein shall be held to change any of the terms or conditions of the Award Agreement or the Plan.

Dated:                          , 200  .

Taxpayer

EXHIBIT D

CAPITAL TRUST, INC.

2007 LONG-TERM INCENTIVE PLAN

Designation of Death Beneficiary

In connection with the Awards designated below that I have received pursuant to the Plan, I hereby designate the person specified below as the death beneficiary upon my death of my interest in Awards as defined in the Company’s 2007 Long-Term Incentive Plan (the “Plan”). This designation shall remain in effect until revoked in writing by me.

Name of Death Beneficiary:

Address:

Social Security No.:

This death beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐                                    any Award that I have received or ever receive under the Plan.

☐                                    the                             Award that I received pursuant to an award agreement dated                     ,        between myself and the Company.

I understand that this designation operates to entitle the above named death beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date. In the absence of a valid death beneficiary designation, my estate will be treated as the beneficiary of this Award in the event of my death while it is outstanding.

Date:
By:
Name of Participant

Sworn to before me this
day of , 200

Notary Public

County of

State of

EXHIBIT E

CAPITAL TRUST, INC.

2007 LONG-TERM INCENTIVE PLAN

Long-Term Consideration and

Company Recovery for Breach

By signing and accepting your Award Agreement, you recognize and agree that the Company’s key consideration in granting this Award is securing your long-term commitment to serve as its                             [include job title or description] who will advance and promote the Company’s business interests and objectives. Accordingly, you agree that this Award shall be subject to the terms and conditions set forth in Section 25 of the Plan (relating to the termination, rescission, and recapture if you violate certain commitments made therein to the Company), as well as to the following terms and conditions as material and indivisible consideration for this Award:

(a)           Fiduciary Duty. During your employment with the Company you shall devote your full energies, abilities, attention and business time to the performance of your job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, your performance of such responsibilities.

(b)           Confidential Information. You recognize that by virtue of your employment with the Company, you will be granted otherwise prohibited access to confidential information and proprietary data which are not known, and not readily accessible to the Company’s competitors. This information (the “Confidential Information”) includes, but is not limited to, current and prospective customers; the identity of key contacts at such customers; customers’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its customers and prospective customers. You recognize that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense. Accordingly, you agree that you shall not, at any time during or after your employment with the Company, divulge such Confidential Information or make use of it for your own purposes or the purposes of any person or entity other than the Company.

(c)           Non-Solicitation of Customers. You recognize that by virtue of your employment with the Company you will be introduced to and involved in the solicitation and servicing of existing customers of the Company and new customers obtained by the Company during your employment. You understand and agree that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Company. You further agree that during your employment with the Company you will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships. You also recognize the Company’s legitimate interest in protecting, for a reasonable period of time after your employment with the Company, the Company’s customers. Accordingly, you agree that, for a period beginning on the date hereof and ending one (1) year after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

(d)           Non-Solicitation of Employees. You recognize the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, you agree that, for a period beginning on the date hereof and ending two (2) years after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, for yourself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

(e)           Non-Competition. <IF DESIRED, PHJW TO CUSTOMIZE TO CONFORM WITH APPLICABLE LAW.>

(f)            Survival of Commitments; Potential Recapture of Award and Proceeds. You acknowledge and agree that the terms and conditions of this Section regarding confidentiality and non-solicitation [and non-competition] shall survive both (i) the termination of your employment with the Company for any reason, and (ii) the termination of the Plan, for any reason. You acknowledge and agree that the grant of Restricted Shares in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if you either violate the terms of this Section or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)            declaration that the Award is null and void and of no further force or effect;

(ii)           recapture of any cash paid or Shares issued to you, or any designee or beneficiary of you, pursuant to the Award;

(iii)          recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(g)           Acknowledgement. You acknowledge and agree that your adherence to the foregoing requirements will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with the Company.